Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 30, 2015 (the “Effective Date”), is entered into by and between Brainstorm Cell Therapeutics Inc., a Delaware corporation (the “Company”), and Mr. Yoram Bibring (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Employment. The Company hereby agrees to employ the Executive, and the Executive agrees to accept such employment, upon the terms and conditions herein set forth.

2.   Employment Period. The term of employment hereunder shall commence on the date hereof and continue until terminated as provided herein (the “Employment Period”). Executive’s employment with the Company is “at will” and not for a fixed term and is subject to termination in accordance with this Agreement.

3.   Position and Duties. The Executive hereby agrees to serve as Chief Financial Officer (“CFO”) of the Company, and shall have those duties, services, responsibilities and authority customarily accorded a person holding such positions in a company such as the Company, including but not limited to those duties, services and responsibilities listed on Exhibit A attached hereto (collectively, the “Executive Duties”). As CFO, the Executive shall report to both the Chief Executive Officer (the “CEO”) of the Company and the Board of Directors of the Company (the “Board”). The Executive shall devote his best efforts and his full business time and attention to the performance of the Executive Duties to the Company in accordance with the terms hereof and as shall be reasonably requested by the Company from time to time throughout his Employment Period. Executive shall not engage in any other business or professional activities, either on a full-time or part-time basis, as an employee, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the CEO; provided, however, that nothing herein shall prevent the Executive from: (a) making and managing personal investments consistent with Section 9 of this Agreement and any applicable Company policies as more fully detailed in the Company’s employee manual (the “Employee Manual”), (b) engaging in community and/or charitable activities, including serving as a trustee or board member of charitable organizations, (c) engaging in industry-related activities such as serving on the board or committees of industry organizations, or (d) serving as a board member (i.e., director / manager) of up to two (2) companies, so long as any of the foregoing activities, either singly or in the aggregate, do not interfere with the proper performance of the Executive Duties or conflict or compete with the Company’s activities as currently conducted, as later conducted or as proposed to be conducted at any time during the Employment Period.

4.   Compensation and Other Terms of Employment.

(a)          Compensation. In consideration of the satisfactory performance of the Executive Duties, the Executive shall be entitled to receive base compensation during the first year of the Employment Period at the rate of $225,000 per year (the “Base Salary”). During the Employment Period, the Board (or a committee thereof) may, at its sole discretion, increase the Base Salary. No additional compensation shall be payable to the Executive by reason of the number of hours worked or any hours worked on Saturdays, Sundays or holidays, by reason of special responsibilities assumed (whether on behalf of the Company or any of its subsidiaries or affiliates), special projects completed, or otherwise. All Base Salary payable hereunder shall be payable in accordance with the Company’s regular payroll practices (e.g., timing of payments and standard employee deductions, such as income and employment tax withholdings).

(b)          Bonus Compensation. The Executive shall be eligible to receive an annual performance bonus subject to the sole discretion of the Board (or a committee thereof). Any amounts due to Executive pursuant to this Section 4(b) shall payable, if in cash, or issued, if in equity or equity derivatives, no later than sixty (60) days following the completion of the annual financial statements for the previous fiscal year of the Company.

(c)          Initial Option Grant. The Company shall issue to the Executive on the Executive’s start date, an option (the “Initial Options”) to purchase 165,000 shares of Company common stock. This option’s exercise price will be equal the closing price of the Company’s common stock (during normal trading hours) on the date of grant. Provided the Executive remains employed by the Company on each vesting date, the vesting schedule of the option shall be as follows:

(i)          25% of the shares underlying the option shall vest and become exercisable on the first anniversary of the Effective Date hereof, and

(ii)         2.08333% of the shares underlying the option shall vest and become exercisable on each monthly anniversary date of the date of grant starting on the 13th monthly anniversary date of the Effective Date through the fourth anniversary of grant, so that the option set forth in this Section 4(b) becomes fully vested and exercisable on the fourth (4th) anniversary of the date of grant. The option shall have a ten (10) year term. Any unvested shares underlying the option as of the date of the employment termination shall automatically terminate. The Executive shall have ninety (90) days after termination of Executive’s employment with the Company to exercise the option to the extent then vested. The Initial Options shall automatically terminate after such 90th day.

The Initial Options are intended to qualify as inducement equity awards outside of the Company’s existing equity incentive plans in accordance with NASDAQ Listing Rule 5635(c)(4), and are contingent on compliance with the requirements of such inducement grant exception. The grant of the Initial Options is also contingent upon Executive’s execution of one or more stock option agreements in such form and substance as may reasonably be determined by the Company.

Notwithstanding anything to the contrary, the Initial Options shall not be exercised or exercisable until the date on which an effective registration statement on Form S-8 (or a successor form of registration statement) has been filed by the Company with the Securities and Exchange Commission.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Company common stock other than an ordinary cash dividend, the number and class of securities and exercise price per share of each outstanding option or other Company equity contemplated by this Agreement shall be equitably adjusted by the Company (or substituted awards may be made, if applicable) in the manner determined by the Board.

(d)          Equity Incentive Plan. During the Term, Executive shall be eligible to participate in the Company’s 2014 Stock Incentive Plan, or successor plan thereto (the “Plan”) and receive (in addition to the Initial Options set forth in Section 4(c)(ii) above) such additional stock options or other equity awards relating to the equity of the Company as determined by the Board (or the Compensation Committee of the Board) in its sole and absolute discretion.

(e)          Acceleration Upon Change of Control. Immediately prior to a Change of Control (as defined below) transaction as contemplated under this Agreement, all and not less than all of Executive’s unvested options shall vest and be immediately exercisable in order for Executive to purchase the underlying shares represented thereby in connection with the Change of Control transaction; however if the Company will request that the Executive will provide services to assist in the transition following a Change Of Control, under terms similar to the terms of this agreement adjusted for the change of duties then, the Company may require that any net of tax proceeds from the exercise of options subjected to accelerated vesting (including from the sale of shares received by virtue of such exercises) shall be held in escrow for the lesser of (a) one year from the date of the Change of Control or (b) any transitional period required from the Employee by the Company.

(f)          Business Expenses. Upon presentation of vouchers and similar receipts, the Executive shall be entitled to receive reimbursement in accordance with the policies and procedures of the Company maintained from time to time for all reasonable business expenses actually incurred in the performance of the Executive Duties, and as more fully detailed in the Employee Manual.

(g)          Vacation. The Executive shall be entitled to 20 paid vacation/sick/personal days per year, in addition to any paid holidays provided for by company policy.

(h)          Benefits. The Executive shall be entitled to participate in such employment benefits, including but not limited to a 401(k) retirement plan, health, dental, life insurance, and long term disability plans as are established by the Company and as in effect from time to time applicable to executives of the Company. The Company shall provide health and dental insurance plans or, if the Company is unable to provide such plans, the Company will reimburse the Executive for his health and dental insurance costs. The Company shall not be required to establish, continue or maintain any other specific benefits or benefit plans other than health and dental insurance. If the Executive elects to purchase health and dental insurance from a third party and not through the Company then, the Company will reimburse the Executive an amount equal to the lower of, (i) The amount of premiums paid by the Executive as evidenced by proper documentation and, (ii) the premium amount that the Company would have paid, had the Executive elected to receive the coverage through the Company.

(i)          No Additional Compensation. Except as provided in this Section 4 or as determined in the discretion of the Compensation Committee of the Board, the Executive shall not be entitled to any other compensation, salary or bonuses for services as an employee of Company.

5.   Termination and Consequences.

(a)          The Executive’s Rights to Terminate. Notwithstanding any other provision of this Agreement to the contrary, the Executive may terminate this Agreement at any time, (i) for Good Reason (as defined in Section 5(h) below), or (ii) without Good Reason on (A) 30 days’ prior written notice to the Company through the first anniversary of the Effective Date of this Agreement; (B) 60 days’ prior written notice following the first anniversary and through the second anniversary of the Effective Date of this Agreement; or (C) 90 days’ prior written notice following the second anniversary of the Effective Date of this Agreement.

(b)          The Company’s Right to Terminate. Notwithstanding any other provision of this Agreement to the contrary, the Company may terminate this Agreement at any time during the term hereof, (i) immediately with Cause (as defined in Section 5(i) below), or (ii) without Cause, on 30 days’ prior written notice to the Executive..

(c)          Consequences of Termination without Cause or for Good Reason. If the Company terminates this Agreement or Executive’s employment hereunder without Cause or if the Executive terminates this Agreement or his employment hereunder with Good Reason (and the Company would not otherwise have substantially the right to terminate Employee for Cause), the Company shall pay the Executive within thirty (30) days of his termination of employment (or such revised payment period pursuant to Section 11(o) of this Agreement) any Bonus Compensation that the Executive would be entitled to receive in the absence of his termination without Cause or for Good Reason. In the event that the Executive is entitled to severance benefits under Section 5(f) below, this Section 5(c) shall not apply and shall have no further force or effect.

(d)          Consequences of Termination With Cause or Without Good Reason. If the Company terminates this Agreement or Executive’s employment hereunder with Cause or the Executive terminates this Agreement or his employment hereunder without Good Reason, then (i) Employee’s Base Salary shall be discontinued upon the termination of the Agreement or his employment hereunder, (ii) no Bonus Compensation, accrued or otherwise, shall be payable for the year in which the termination with Cause or without Good Reason occurs, (iii) to the extent permitted by applicable law, the Executive shall cease to be entitled to participate in any benefit plans or programs maintained by the Company, and (iv) Executive shall forfeit all rights to any unexercised Company stock options if terminated by the Company for Cause and shall forfeit all rights with respect to any Company unvested restricted stock if terminated by the Company for Cause or if terminated by the Executive without Good Reason.

(e)          Consequences of Termination for Death or Disability. If the Executive dies or is unable to perform the Executive Duties and/or any other obligations he may have hereunder because of a Disability (as defined herein) during the term of this Agreement, then the Agreement shall terminate, except that the Company shall pay within thirty (30) days of such event (or such revised payment period pursuant to Section 11(o) of this Agreement) all accrued Base Salary and any Bonus Compensation that the Executive would otherwise have been entitled to receive through the date that the Executive’s employment with the Company is terminated and for a period of three (3) months thereafter. In the case of a Disability, the Executive shall also receive any applicable payments and benefits pursuant to any disability plan or policy sponsored or maintained by the Company. The unvested Initial Options shall remain outstanding in accordance with their existing terms and conditions.

(f)          Consequences Upon Termination Following Change of Control. If at any time within twelve (12) months after a Change of Control of the Company has occurred, the Executive’s employment is terminated (x) by the Company or any successor company for any reason other than for Cause or the Executive’s Disability or death, or (y) by Executive due to a Change of Control Termination (as hereinafter defined) (any such termination under Section 5(f)(x) or 5(f)(y), a “5(f) Termination”), the Company shall pay or provide Executive with the following within thirty (30) days of such 5(f) Termination of employment (or such revised payment period pursuant to Section 11(o) of this Agreement):

(i)          All Base Salary up through the date of such 5(f) Termination, which shall be paid in accordance with the Company’s normal payroll practices as currently in effect;

(ii)         Payment equal to one (1) times Executive’s target Bonus Compensation for the year in which the Change of Control immediately preceding the 5(f) Termination occurs;

(iii)        Base Salary for twelve (12) months following the date of such 5(f) Termination; and

(iv)         Release from escrow of any proceeds that resulted from the exercise of options subjected to accelerated vesting (or the sale of stock acquired as a result of such vesting) owing to the Change of Control, as described in Section 4(e).

Notwithstanding anything to the contrary, no compensation of any kind shall be payable to the Executive pursuant to this Section 5(f) or pursuant to Section 5(c) unless or until Executive executes and delivers a full and general waiver and release to the Company (in favor of the Company, its successors, assigns, Board members, officers, employees, affiliates, subsidiaries, parent companies and representatives, in a form reasonable acceptable to the Company, such waiver and release to be executed and delivered by Executive within 10 business days after termination of his employment, subject to the Company providing the Executive a commercially reasonably drafted waiver and release document for signature within 7 business days of the Executive’s termination (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law) , and provided that any revocation period has lapsed and Executive did not elect to revoke his signature.

(g)          Fringe Benefits. In the case of termination under Sections 5(a), (b), (d) or (e) above, inclusive, subject to applicable law, the Company shall discontinue any other benefits and perquisites provided under Section 4 above that are not otherwise provided for effective as of the date that the Company’s obligation to pay Base Salary terminates.

(h)          Definition of Good Reason. “Good Reason” means:

(i)          a reduction of the Executive’s Base Salary and benefits from the levels provided herein;

(ii) a material reduction of the Executive Duties and responsibilities from those in effect immediately prior to the reduction; or

(iii) material breach by the Company of any provision of this Agreement after receipt of written notice thereof from the Executive and failure by the Company to cure the breach within thirty (30) days thereafter. A termination by the Executive under Sections 5(h)(i), 5(h)(ii) and/or 5(h)(iii) will not be considered a termination for Good Reason unless within thirty (30) days of the last event relied upon by the Executive to establish Good Reason the Executive furnishes the Company with a written statement specifying the reason or reasons why he believes he is entitled to terminate his employment for Good Reason and affords the Company at least thirty (30) days during which to refute that statement or remedy the cause thereof. Such 30-day notice period may run concurrently with the 30-day notice specified in Section 5(a) above.

(j)          Definition of Cause. For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) the Executive’s neglect or willful failure or refusal to perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness); (B) engaging in gross misconduct; (C) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, agent, or employee thereof; (D) any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or any of its affiliates or executives reputation or business relationships; (E) The Executive’s material failure to comply with, and/or a material violation by the Executive of, the internal policies of the Company and/or procedures or any laws or regulations applicable to the Executive’s conduct as an employee of the Company; (F) conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude.

  For purposes of this section, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chairman of the Board or based upon the advice of counsel for the Executive shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer

(k)          Definition of Disability. “Disability” means the inability of the Executive to perform the Executive Duties pursuant to the terms of this Agreement, because of physical or mental disability where such disability shall have existed for a period of more than sixty (60) days in any two hundred and seventy (270) day period. The existence of a Disability means that the Executive’s mental and/or physical condition substantially interferes with the Executive’s performance of the Executive Duties for the Company as specified in this Agreement. The fact of whether or not a Disability exists hereunder shall be determined by a professionally qualified medical expert reasonably chosen by the Company.

(l)          Definition of Change of Control. “Change of Control” means the first to occur of any of the following:

(i)          The sale, transfer, conveyance or other disposition by the Company, in one or a series of related transactions, whereby an independent third party(s) becomes the beneficial owner of all or substantially all of the voting securities of the Company;

(ii)         any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or

(iii)        any sale of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, no change in ACCBT Corp., ACC International Holdings Ltd. or their affiliates’ ownership of the Company shall be deemed a Change of Control under this Agreement, and none of the following shall, either together or alone, constitute a Change of Control: (i) the subscription for, or issuance of Company securities (whether or not constituting more than 50% of the Company’s issued and outstanding securities); (ii) the issuance or exercise of Board appointment or nomination rights of any kind (whether or not relating to a majority of Board members); (iii) preemptive rights to purchase securities of the Company, or the exercise of such rights; (iv) the right to consent to Company corporate actions; or (v) the exercise of warrants or options.

(m)          Definition of Change of Control Termination. “Change of Control Termination” means a termination of the Executive’s employment by the Executive (i) within twelve (12) months after a Change of Control or (ii) during negotiations that lead to a Change of Control within ninety (90) days (as defined above), following the occurrence of any of the following events by the Company or any successor company after such Change of Control:

(i)          a reduction in the Executive’s then-current annual base salary or bonus opportunity or benefits (other than in connection with a salary adjustment generally applicable to similarly situated employees); or

(ii)         any failure to offer the Executive the same or a substantially similar level of benefits offered to similarly situated employees; or

(iii)        a significant and material diminution in the Executive Duties or the Executive’s title, office, or responsibilities (provided that being an executive officer of this business unit within a larger company will not result in a significant diminution in the Executive Duties or the Executive’s title, office or responsibilities); or

(iv)         the relocation of the Executive’s primary business location to a location that increases the Executive’s commute by more than fifty (50) miles compared to the commute of the Executive to the Executive’s then-current primary business location; or

(v)          the failure to pay the Employee any portion of his current Base Salary, Bonus or benefits within thirty (30) days of the date such compensation is due, based upon the payment terms currently in effect; or

(vi)         the failure of the Company to obtain a reasonably satisfactory agreement from any successor to assume and agree to perform this Agreement (if such separate agreement is required by law).

6.   Termination Obligations. The Executive hereby acknowledges and agrees that all Personal Property and equipment furnished to or prepared by the Executive in the course of or incident to his employment by the Company belongs to the Company and shall be promptly returned to the Company upon termination of his employment. As used in this Section 6, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company or any affiliate. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information or Confidential Information (as defined below) of the Company or any affiliate. Upon termination of employment, the Executive shall be deemed to have resigned from all offices then held with the Company or any affiliate.

7.   Records and Confidential Data.

(a)          Acknowledgement. The Executive acknowledges that in connection with the performance of the Executive Duties during the term of his employment the Company will make available to the Executive, or the Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. The Executive acknowledges and agrees that any and all Confidential Information learned or obtained by the Executive during the course of his employment by the Company or otherwise (including, without limitation, information that the Executive obtained through or in connection with his relationship with the Company prior to the date hereof) whether developed by the Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.

(b)          Confidentiality Obligations. During the term of his employment and thereafter Executive shall keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Executive’s discharge of the Executive Duties hereunder, and will be safeguarded by the Executive from unauthorized disclosure. This covenant is not intended to, and does not limit in any way Executive’s duties and obligations to the Company under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets.

(c)          Return of Confidential Information. Following the Executive’s termination of employment, upon receipt of a written request from the Company, the Executive will return to the Company or destroy all written Confidential Information which has been provided to the Executive and the Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by the Executive or for the Executive’s use containing or reflecting any Confidential Information. Within ten (10) business days of the receipt of such request by the Executive, the Executive shall, upon written request of the Company, deliver to the Company a notarized document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 7(c).

(d)          Definition. For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company, and its affiliates and any information obtained by the Company pursuant to a confidentiality obligation to any third party, including, without limitation, marketing strategies, pricing policies or characteristics, customers and customer information, product or product specifications, designs, software systems, leasing costs, cost of equipment, customer lists, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, or other information of similar character. For purposes of this Agreement, the Confidential Information shall not include and the Executive’s obligations under this Section 6 shall not extend to (i) information which is generally available to the public, (ii) information obtained by the Executive from third persons other than Executives of the Company, its subsidiaries, the Company and the Company’s affiliates not under agreement to maintain the confidentiality of the same and (iii) information which is required to be disclosed by law or legal process.

(e)          Construction. Any reference to the Company in this Section 7 shall include the Company and/or its subsidiaries.

8.   Assignment of Inventions.

(a)          Definition of Inventions. “Inventions” mean discoveries, developments, concepts, ideas, methods, designs, improvements, inventions, formulas, processes, techniques, programs, know-how and data, whether or not patentable or registerable under copyright or similar statutes, except any of the foregoing that (i) is not related to the business of the Company or its affiliates, or the Company’s (and its affiliates’) actual or demonstrable research or development, (ii) does not involve the use of any equipment, supplies, facility or Confidential Information of the Company, (iii) was developed entirely on the Executive’s own time, and (iv) does not result from any work performed by the Executive for the Company.

(b)          Assignment. The Executive agrees to and hereby does assign to the Company, without further consideration, all of his right, title and interest in any and all Inventions he may make during the term hereof.

(c)          Duty to Disclose and Assist. The Executive agrees to promptly disclose in writing all Inventions to the Company, and to provide all assistance reasonably requested by the Company in the preservation of the Company’s interests in the Inventions including obtaining patents in any country throughout the world. Such services will be without additional compensation if the Executive is then employed by the Company and for reasonable compensation and subject to his reasonable availability if he is not. If the Company cannot, after reasonable effort, secure the Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, whether because of his physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf and in his name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon, with the same legal force and effect as if executed by him.

(d)          Ownership of Copyrights. The Executive agrees that any work prepared for the Company which is eligible for United States copyright protection or protection under the Universal Copyright Convention or other such laws or protections including, but not limited to, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company. If any such work is deemed not to be a work made for hire for any reason, the Executive hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company’s copyright in such work, such assistance to be provided at the Company’s expense but without any additional compensation to the Executive. The Executive hereby agrees to and does hereby waive the enforcement of all moral rights with respect to the work developed or produced hereunder, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

(e)          Litigation. The Executive agrees to render assistance and cooperation to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which the Executive has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if the Executive is then employed by the Company and for reasonable compensation and subject to his reasonable availability if he is not.

(f)          Construction. Any reference to the Company in this Section 8 shall include the Company and/or its subsidiaries.

9.   Additional Covenants.

(a)          Non-Interference with Customer Accounts. Executive covenants and agrees that: (i) during his employment, except as may be required by Executive’s employment by the Company, (ii) for a period of one (1) year following the termination of his employment by the Company for Cause or by the Executive without Good Reason and (iii) for a period of one (1) year following the termination of his employment by the Company without Cause or by Executive for Good Reason, Executive shall not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer, licensee, licensor, consultant or other vendor of the Company with respect to any product, business, activity or service which is directly competitive with any product, business, activity or service of the Company in which the Company is engaged during the term of Executive’s employment, or with respect to Executive’s covenants regarding the periods following termination, in which the Company is engaged at the time of termination and/or was engaged during the one (1) year period prior thereto (a “Company Activity”). By way of example, as of the execution of this Agreement, Company Activity can be defined as the development, marketing and sale of autologous mesenchymal stem cell products expressing neurotrophic factors for the treatment of neurodegenerative diseases.

(b)          Non-Competition. Subject to matters and activities approved by the Board in writing, the Executive covenants and agrees that (i) during his employment, and (ii) for a period of six (6) months following the termination of his employment by the Company, Executive shall not own an interest in, operate, control, or serve as an executive of any corporation, partnership, proprietorship, firm, association, or other entity that primarily engages (or engaged) in any Company Activity in which the Company is engaged at the time of termination, and/or was engaged during the one (1) year period prior thereto. This Covenant (as defined below) applies to Company Activities in any territory or jurisdiction in which the Company is doing business or is making an active effort to do business at the time of termination, and/or was engaged during the one (1) year period prior thereto. This Covenant does not prohibit the ownership of less than five percent (5%) of the outstanding stock of any public corporation, as long as the Executive is not otherwise in violation of this Covenant.

(c)          No Diversion. Executive covenants and agrees that Executive shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in the Company, and other similar opportunities) which the Executive became aware of as the result of his employment with the Company.

(d)          Non-Disparagement. Executive shall not at any time (whether during or after the termination of his employment) make any statement or disclosure or otherwise cause or permit to be stated or disclosed any information which is designed, intended or might reasonably be perceived to be designed or intended to have a negative impact or adverse effect on the Company, its officers, directors or employees or its business. Notwithstanding the foregoing, nothing contained in this Agreement or in this Section 9(d) in particular prohibits the Executive or is intended to prohibit the Executive from providing truthful information about his employment or the Company to any governmental entity, regulatory agency, judicial or dispute resolution forum, or to interfere with or prevent the Executive from commencing, defending or participating fully in a judicial proceeding or dispute resolution process. This Section 9(d) may be raised by the Executive as a complete bar to any claim of Cause hereunder or any proceeding brought under Section 9(f) to the extent the claim of Cause or the proceeding concerns a statement or disclosure permissible under this Section 9(d).

(e)          Non-Recruitment. Executive agrees that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, Executive covenants and agrees that during his employment and for a period of two (2) years following the termination of the Employment Period, Executive shall not hire away, nor directly or indirectly entice or solicit or seek to induce or influence any of the Company’s executives or employees to leave their employment.

(f)          Remedies. Executive acknowledges that should he violate any of the covenants contained in Sections 7, 8 and 9(a), (b), (c), and (d) above (collectively, the “Covenants”), it will be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, the Company shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. Executive shall be liable to pay all costs including reasonable attorneys’ fees which the Company may incur in enforcing or defending, to any extent, the Covenants, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Company, where the Company succeeds in enforcing any part of the Covenants, and the Company shall be liable to pay all costs including reasonable attorneys’ fees which the Executive may incur in defending, to any extent, any claim that he has violated or intends to violate any of the Covenants, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Executive, where the Company does not succeeds in enforcing the Covenants. The Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.

(g)          Severability and Modification of Any Unenforceable Covenant. It is the parties’ intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if it is determined that any of the Covenants are unenforceable for any reason, then such Covenant shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.

(h)          Tolling. In the event of the breach by Executive of any Covenant the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of Executive’s compliance with the Covenants. This Section shall not apply to any period for which the Company is awarded and receives actual monetary damages for breach by the Executive of a Covenant with respect to which this Section applies.

(i)          Construction. Any reference to the Company in this Section 9 shall include the Company and/or its subsidiaries.

10.   No Assignment.

This Agreement and the rights and duties hereunder are personal to the Executive and shall not be assigned, delegated, transferred, pledged or sold by the Executive without the prior written consent of the Company. The Executive hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party in connection with (i) the sale of all or substantially all of the assets of the Company or (ii) an equity purchase, merger, or consolidation involving the Company. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

11.   Miscellaneous Provisions.

(a)          Payment of Taxes. Any payments otherwise due under this Agreement to the Executive, including, but not limited to, the Base Salary and any bonus compensation shall be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.

(b)          Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally or (ii) after the expiration of five days from the date upon which such notice was mailed from within the United States by certified mail, return receipt requested, postage prepaid, (iii) upon receipt by prepaid telegram or facsimile transmission (with written confirmation of receipt) or (iv) after the expiration of the second business day following deposit with documented overnight delivery service. All notices given or made pursuant hereto shall be so given or made to the following addresses:

if to Executive:	Yoram Bibring
Haefroni 2 Ramat Hasharon , Israel and to
421 Lewelen Circle
Englewood, NJ 07631

if to the Company:	Brainstorm Cell Therapeutics Inc.
3 University Plaza Drive, Suite 320
Hackensack, NJ 07601
Attn: Tony Fiorino, CEO

and:	Brainstorm Cell Therapeutics Ltd.
12 Bazel Street
Petach Tikva 49001, Israel
Attn: Chairman of the Board of Directors

(c)          Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

(d)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be performed entirely within that state, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers shall govern. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 11(l) of this Agreement shall be instituted and litigated only in federal, state or local courts sitting in Newark, New Jersey and each of such parties hereby consents to the exclusive jurisdiction and venue of such court and waives any objection based on forum non conveniens.

(e)          WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE, RELEASE AND RELINQUISH ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS TO ENFORCE AN ARBITRATOR’S DECISION PURSUANT TO SECTION 11(l) OF THIS AGREEMENT.

(f)          Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

(g)          Entire Understanding. This Agreement including the Plan, all Exhibits and Recitals hereto which are incorporated herein by this reference, together with the other agreements and documents being executed and delivered concurrently herewith by the Executive, the Company and certain of its affiliates, constitute the entire understanding among all of the parties hereto and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter within.

(h)          Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

(i)          Amendments. Except as set forth in Sections 9(f) and 11(c) above, this Agreement shall not be changed or amended unless in writing and signed by both the Executive and the Company.

(j)          Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that restricts Executive from serving in the position and/or performing the Executive Duties set forth herein and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive further represents and warrants to the Company that Executive has never (i) filed for personal bankruptcy; (ii) been the subject of an SEC disciplinary matter or been sanctioned by the SEC; (iii) been convicted or plead no contest to any crime (other than minor traffic violations); or (iv) been held liable in a court of law for acts of dishonesty in a business context.

(k)          The Executive’s Acknowledgement. The Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

(l)          Arbitration. Except as provided in Section 11(d) hereof, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Newark, New Jersey, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Commercial Arbitration Rules, to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the Production of Evidence, and the parties agree that the arbitrators may impose sanctions in their discretion to enforce compliance with discovery and other obligations. Such arbitration shall be presided over by a single arbitrator. If the Executive, on the one hand, and the Company, on the other hand, do not agree on the arbitrator within fifteen (15) days after a party requests arbitration, the arbitrator shall be selected by the Company and the Executive from a list of five (5) potential arbitrators provided by AAA. Such list shall be provided within ten (10) days of the request of any party for arbitration. The party requesting arbitration shall delete one name from the list. The other party shall delete one name from the list. This process shall then be repeated in the same order, and the last remaining person on the list shall be the arbitrator. This selection process shall take place within the two (2) business days following both parties’ receipt of the list of five (5) potential arbitrators. Hearings in the arbitration proceedings shall commence within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or her opinion within twenty (20) days after the completion of the arbitration hearings. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrator pursuant to this Agreement, the arbitrator’s fees and expenses shall be shared equally by the parties.

(m)          Attorney’s Fees. If any arbitration is brought under Section 11(l), the arbitrator may award the successful or prevailing party reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. If any other proceeding is brought by one party against the other in connection with or relating in any manner to this Agreement, or to enforce an arbitration award, the successful or prevailing party (as determined by an independent third party, e.g. a judge) shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

(n)          Special Payment Provision. Notwithstanding any provision in the Agreement to the contrary:

(i)          This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder such that no payment provided hereunder shall be subject to an “additional tax” within the meaning of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments due under this Agreement shall not be subject to any additional tax. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(ii)         If payment or provision of any amount or other benefit that is a “deferral of compensation” subject to section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount of benefit to additional tax pursuant to section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring such additional tax. In the event this Section 11(o)(i) requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date of the payment should otherwise have been provided

(iii)        If any payment or benefit permitted or required under this Agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

(o)          Survival. Sections 6, 7, 8 and 9 (as well as any provisions of this Agreement necessary to give effect thereto) shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

THE COMPANY:

BRAINSTORM CELL THERAPEUTICS INC.

By:	/s/ Tony Fiorino
Name: Tony Fiorino
Title: Chief Executive Officer

THE EXECUTIVE:

/s/ Yoram Bibring
Yoram Bibring, in his individual capacity

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EXHIBIT A

Executive Duties

The CFO shall provide financial and operational support and overview of the Company and reports to the CEO.  The CFO core duties and responsibilities shall include:

1. All financial activities of the Company including reporting, accounting, treasury and tax matters, as well as all matters relating to budgeting, finance needs, including strategic planning issues and tactical matters in relation to those areas.  Executive acknowledges that he shall be principally responsible for all of the foregoing for the Company and each of its Affiliates throughout the organization.

2. Ensuring adequate financial controls are in place throughout the organization, for implementing such controls, and for monitoring compliance.

3. Oversight of all internal and external fiscal reporting activities, including P&L, cash flow and balance sheet reports, reports to funding agencies, development and monitoring of organizational and contract/grant budgets.  The CFO further oversees the activities of independent auditors, ensures any audit issues are resolved and that all regulatory and compliance issues are met, and prepares quarterly and annual financial statements in accordance with US GAAP and any other applicable state, federal or foreign accounting, regulatory and/or stock exchange requirements.

4. Monitoring of banking activities, foreign exchange hedging and other cash management issues, managing cash flow and accounts receivable and payable, and overseeing purchasing, payroll activity and benefit plans and expenditures.

5. Approval of agreements and contracts concerning financial obligations or requiring a commitment of financial resources.

6. Establishing and maintaining a market for the Company's securities as well as relationships with investment banks, financial analysts and shareholders and potential investors in conjunction with the CEO and other officers.  The CFO will further manage in conjunction with the CEO and other officers any capital raises, financings or other issuance of Company securities, and is responsible for all accounting, regulatory and financial reporting matters of any such transactions.

7. Various other matters, including but not limited to managing direct reports, administration of incentive stock option plans, preparation for and participation in meetings of the Board, attending industry and investor conferences, performing financial due diligence on potential licensing arrangements or acquisition targets, and so forth, and any other duties, services, responsibilities, and authority which may be assigned to the CFO, from time to time, by the CEO or the Board.

8. Owing to the Company’s significant operations in Israel and the United States, the CFO is expected to spend a substantial amount of time in both locations which will require frequent travel to/from Israel.